Exhibit 107

Calculation of Filing Fee Tables

FORM S-3

(Form Type)

PORCH GROUP, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities

Fees to Be Paid	Equity	Common stock, par value $0.0001 per share	Rule 457(o)	(1)	(2)	(3)	—

	Equity	Preferred Stock, par value $0.0001 per share	Rule 457(o)	(1)	(2)	(3)	—

	Equity	Depositary Shares	Rule 457(o)	(1)	(2)	(3)	—

	Debt	Debt Securities	Rule 457(o)	(1)	(2)	(3)	—

	Equity	Warrants	Rule 457(o)	(1)	(2)	(3)	—

	Other	Rights	Rule 457(o)	(1)	(2)	(3)	—

	Other	Purchase Contracts	Rule 457(o)	(1)	(2)	(3)	—

	Other	Units	Rule 457(o)	(1)	(2)	(3)	—	—

	Unallocated (Universal Shelf)		Rule 457(o)	(1)	(2)	$100,000,000 (3)	0.00014760	$14,760

Fees previously Paid				—	—	—	—	—

	Total Offering Amounts			—	—	$100,000,000	0.00014760	$14,760

	Total Fees Previously Paid			—	—	—	—	—

	Total Fee Offsets			—	—	—	—	—

	Net Fee Due			—	—	—	—	$14,760

(1)

There are being registered under this registration statement such indeterminate number of shares of common stock, preferred stock, debt securities, depositary shares, warrants, rights, purchase contracts and/or units of the registrant as shall have an aggregate initial offering price not to exceed $100,000,000. Any securities registered under this registration statement may be sold separately or as units with other securities registered under this registration statement. The securities registered also include such indeterminate number of securities that may be issued upon exercise, settlement, exchange or conversion of securities offered or sold hereunder. Separate consideration may or may not be received for securities that are issuable upon conversion, exercise or exchange of other securities. The amount of each class of securities being registered under this registration statement is not specified pursuant to General Instruction II.D. of Form S-3 under the Securities Act of 1933, as amended (the “Securities Act”). In addition, pursuant to Rule 416 under the Securities Act, the securities being registered hereunder include such indeterminate number of securities as may be issuable with respect to the securities being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(2)

The proposed maximum aggregate offering price per class of security will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder and is not specified as to each class of security pursuant to Instruction 2.A.iii.b. to the Calculation of Filing Fee Tables and Related Disclosure on Item 16(b) of Form S-3 under the Securities Act of 1933, as amended (the “Securities Act”).

(3)

Estimated solely to calculate the registration fee in accordance with Rule 457(o) under the Securities Act. Separate consideration may or may not be received for securities that are issuable upon the conversion or exercise of, or in exchange for, other securities offered hereby. The aggregate maximum offering price of all securities issued pursuant to this registration statement will not exceed $100,000,000.